                                                                     EXHIBIT 3.1

                                    RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                             STEEL HEDDLE MFG. CO.



1.       The name of the corporation is Steel Heddle Mfg. Co.

2. The location and post office address of the registered office of the corporation in the Commonwealth of Pennsylvania is CT Corporation System, 123 S. Broad Street, Philadelphia, Philadelphia County, PA 19109.

3. The corporation is incorporated under the Pennsylvania Business Corporation law and shall have unlimited power to engage in and do any lawful act concerning any lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law.

4.       The term for which the corporation is to exist is perpetual.

5. The aggregate number of share which the corporation shall have authority to issue is 100 Common Shares, par value $.10 per share.

6. Section 910 of the Pennsylvania Business Corporation Law shall not be applicable to the corporation.